Exhibit 3.1

AMENDMENT TO TESSERA TECHNOLOGIES, INC.

AMENDED AND RESTATED BYLAWS

Dated: March 2, 2013

Pursuant to the resolutions duly adopted by the Board of Directors of Tessera Technologies, Inc., a Delaware corporation (the “Company”), effective March 2, 2013, the Amended and Restated Bylaws, dated September 14, 2011, as amended August 29, 2012 and December 19, 2012 (the “Bylaws”), are amended as follows.

Section 3.2 of the Bylaws is hereby amended by replacing the first sentence of Section 3.2 with the following: “The authorized number of directors shall be six (6) until changed by a proper amendment to this Section 3.2.”